One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release
Media:	Peter J. Faur
(602) 366-7993

Investors:	Stanton K. Rideout
(602) 366-8589
Phelps Dodge Corp. Completes Sale of Columbian Chemicals Co.
PHOENIX, March 17, 2006 - Phelps Dodge Corp. (NYSE:PD) announced today it has completed the sale of its Columbian Chemicals Co. subsidiary, a leading manufacturer of rubber and industrial carbon-black products, to a company owned jointly by One Equity Partners LLC, a private equity affiliate of JPMorgan Chase & Co., and South Korean-based DC Chemical Co. Ltd.
Under the agreement, which was announced Nov. 16, 2005, Phelps Dodge received base purchase price proceeds of $543 million and approximately $100 million of Columbian’s foreign-held cash. The agreement also includes a provision for post-closing adjustments. At closing, those adjustments, together with transaction expenses, were estimated to reduce net proceeds by approximately $43 million, for net proceeds of approximately $600 million upon final settlement. The transaction resulted in special, net after-tax charges of approximately $65 million, resulting mostly from goodwill impairment charges, employee-related costs and tax benefits. Of that amount, approximately $43 million was recognized in the 2005 fourth quarter.
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 13,500 people worldwide.
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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended Dec. 31, 2005.